                             PROSPECTUS SUPPLEMENT

                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-43191

                     SUPPLEMENT NO. 1 DATED MARCH 26, 1998
                     TO PROSPECTUS DATED FEBRUARY 12, 1998
                                  RELATING TO

             $50,000,000 7% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                   INTEREST PAYABLE JUNE 1 AND DECEMBER 1 AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

     All capitalized terms used but not defined herein shall have the meanings set forth in the Prospectus dated February 12, 1998 (the "Prospectus"), forming a part of the Registration Statement on Form S-3 (Registration No. 333-43191). Any cross references in this Supplement ("Supplement") refer to portions of the Prospectus.

     The purpose of this Supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and its relationship, if any, with the Company (i) the amount of Notes owned by such additional Selling Securityholder as of March 24, 1998 (assuming no Notes have been sold under the Prospectus as of such date), (ii) the maximum amount of Notes which may be offered for the account of such additional Selling Securityholder under the Prospectus, (iii) the amount of Common Stock owned by such additional Selling Securityholder as of March 24, 1998, and (iv) the maximum amount of Common Stock which may be offered for the account of such additional Selling Securityholder under the Prospectus.

                                                                 PRINCIPAL
                                           PRINCIPAL AMOUNT OF   AMOUNT OF       NUMBER OF         SHARES OF
                                           NOTES BENEFICIALLY      NOTES         CONVERSION         COMMON
                                                  OWNED           OFFERED          SHARES        STOCK OFFERED
     NAME OF SELLING SECURITYHOLDER         THAT MAY BE SOLD       HEREBY     THAT MAY BE SOLD     HEREBY(1)
     ------------------------------        -------------------   ----------   ----------------   -------------
Bankers Trust International..............      $2,000,000        $2,000,000       105,263           105,263
AIM Balanced Fund(2).....................      $1,000,000        $1,000,000        52,631            52,631
Unnamed holders of Notes or any future
  transferees, pledgees, donees or
  successors of or from any such unnamed
  holders(3).............................      $6,850,000        $6,850,000       360,527           360,527
                                               ----------        ----------       -------           -------
          Total..........................      $9,850,000        $9,850,000       518,421           518,421
                                               ==========        ==========       =======           =======

---------------

(1) Assumes conversion into Common Stock of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $19.00 per share. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(2) Represents Notes purchased by the Selling Securityholder subsequent to the date of the Prospectus. As of March 24, 1998, such Selling Securityholder owned Notes in the aggregate principal amount of $3,000,000 which may be sold under the Prospectus.

(3) No such holder may offer Notes pursuant to the Prospectus until such holder is included as a Selling Securityholder in a supplement to the Prospectus in accordance with the Registration Rights Agreement (as defined). Assumes that the unnamed holder of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion price.

     Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Only Selling Securityholders identified above and in the Prospectus who beneficially own the Notes and Common Stock set forth opposite each such Selling Securityholder's name may sell such Notes and Common Stock pursuant to the Prospectus and this Supplement. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to the Prospectus.

     The Selling Securityholders did not have any material relationship with the Company other than as a result of ownership of the Notes, within the three-year period ending on the date of this Supplement.

     The preceding table has been prepared based upon the information furnished to the Company by the Selling Securityholder named therein.